Exhibit 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated February 29, 2000, accompanying the financial statements of Summit Life Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."




GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 15, 2001